EXHIBIT 2


                        AMENDMENT TO INVESTMENT AGREEMENT

             BETWEEN ACCENTIA, INC. AND BIOVEST INTERNATIONAL, INC.

This document dated June 16, 2003 (the "Amendment"),  sets forth the terms of an

Amendment to the Investment Agreement by and between Accentia,  Inc. and Biovest

International,  Inc.,  dated  April 10,  2003 (the  "Agreement").  Except  where modified or augmented  hereby (and by the terms of that certain escrow agreement dated  an  even  date  herewith  (the  "Escrow  Agreement"),  the  terms  of the

Investment  Agreement  shall remain in full force and effect.  This Amendment is entered into for good and valuable  consideration  in hand received and together with the Agreement (and the Escrow Agreement which terms are hereby incorporated herein) constitutes the entire understanding of the parties.

     1.   (I) PURCHASE  PAYMENT  TERMS:  Section 1.01 of the Agreement is hereby amended to provide that the  purchase  price of  $20,000,000  shall be paid as follows:  (i) cash at closing of $2,500,000.00,  less $530,000 sums advanced to or on behalf of Biovest by Accentia (pursuant to that certain  Secured  Note dated April 10, 2003 which is hereby  satisfied and executed in full) prior to the Closing;  (ii) $2,500,000.00 in the form of a Promissory  Note (the "Second  Closing  Note") due on the 90

          day  anniversary of the date hereof  bearing  interest at a rate of 3%

          per annum.

and (iii) delivery of a  non-interest  bearing note for  $15,000,000  having the terms as provided in the Agreement (and the  certificates  evidencing  shares of

Biovest Common

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Stock and Preferred  Stock  issuable to Accentia in respect of the  subscription price therefor) which shall be held in escrow pursuant to and in accordance with the terms of the Escrow Agreement.


(II) CLOSING  DATE:  The date of Closing  shall be on the date  hereof,  or such other date as shall be mutually agreed upon by the parties.


(III) SHARES  TRANSFERRED:  Section 1.01 is further amended to reflect that both

Accentia and Biovest recognize that there are currently insufficient authorized,

unissued shares of Biovest Common Stock to allow Biovest to transfer to Accentia the 81% stock ownership  contemplated by the Investment  Agreement.  The parties hereby agree that in order to bring Accentia's equity ownership of Biovest up to the  level  of 81% as set  forth in the  Investment  Agreement,  Biovest  shall,

subject  to the terms of the  Escrow  Agreement,  issue to  Accentia  at Closing sufficient shares of Convertible  Preferred Stock of Biovest to bring Accentia's total  number of shares,  post  conversion,  to the 81% level.  These  Preferred shares shall provide all rights held by common shares together with the right to be converted to Common Stock of Biovest on a 2-for-1 basis as soon as additional shares of Common Stock are authorized by Biovest's Shareholders at an annual (or special)  Shareholder's  Meeting  or  through  such  other  mechanism  as may be available.


(IV) PETER PAPPAS AND ANGELO TSAKOPOULOS WORKING CAPITAL LOANS.  Section 1.01 is

further  amended to reflect  that at Closing the  principal  and

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interest of the working  capital loans in the  approximate  principal  amount of

$460,000 made by Peter Pappas and $250,000 made by Angelo Tsakopoulos to Biovest shall be converted into  Convertible  Notes having the following  terms: (i) all principal and interest shall be paid in one installment on the third anniversary of Closing,  subject to prepayment  by Biovest upon thirty days written  notice,

(ii) the  convertible  notes  shall earn  interest  at 7% per  annum,  (iii) the convertible  notes,  shall at the discretion of the Holder,  be convertible into shares of Accentia common stock in accordance with Section 1.01 of the Agreement with the value per  Accentia  share  being  adjusted by a twenty  percent  (20%)

discount from Accentia  share value as  established  in accordance  with Section

1.01 of the  Agreement  or, in the  alternative,  the  convertible  notes may be converted into shares of Biovest common stock in accordance with Section 1.01 of the Agreement  with the price per Biovest share adjusted from $0.50 to $0.25 per share. In addition,  Biovest shall adjust the exercise price on 200,000 Warrants issued to Peter  Pappas in  connection  with these loans from $0.50 to $0.25 per share,  and shall adjust the exercise price on 100,000 Warrants issued to Angelo

Tsakopoulos in connection with this loan from $0.50 to $0.25 per share.



(V)  Satisfaction  of  Closing  Conditions.  Accentia  hereby  acknowledges  the satisfaction by Biovest of all its closing conditions.



(VI)  Expenses.  Following  closing  a  current  employee  of  Accentia,  Julian

Casciano,  will serve as a full time  employee  of Biovest  and,  at  Accentia's discretion,  his compensation as set forth in his agreement as amended from time to time with  Accentia  shall either be


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paid  directly by Biovest to the  employee  or  reimbursed  to  Accentia  should

Accentia elect to directly  compensate the employee.  Appropriate  reimbursement shall be made by Biovest for any  additional  employees of Accentia  that devote full or  significant  time to the services for Biovest.  Additionally,  fees and expenses in the  approximate  amount of $50,000 for the legal services of Samuel

Duffey,  Esq.  incurred by Accentia in  connection  with this  Agreement and the

Closing shall be reimbursed by Biovest.


(VII)  Convertible  Notes.  The terms of the election  options  available to the convertible noteholders shall be adjusted as follows:


     A.   Option 1 shall be to simply hold their  existing  Note, "as is" and be paid in  accordance  with its terms upon  maturity.  These notes shall remain unsecured;


     B.   Option 2 shall be to elect to accept the extended term as set forth in the current from of "Unsecured Exchange Note", except that these Notes shall  become  SECURED  as set  forth in the  current  version  of the

          "Secured  Exchange  Note"  contained  in  our  original  package.   In

          addition,  these notes will retain their  original  issuance  date and face  amounts,  so as to allow the holders to comply with the "holding period"  requirements in SEC regulations in the event of conversion of this debt to equity.  The  Holders  of these  notes  shall  retain any

          Warrant  holdings they obtained in connection with these Notes, or any previous extension thereof.


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     C.   Andrew  Alexander  Wise shall be offered a repricing  of the  Warrants issued to them in connection with obtaining this Bridge Loan financing to a price of $0.50 on Warrants currently priced at $1.50 and $0.25 on

          Warrants  currently  priced  at  $1.25,so  long as at least 60% of the

          Convertible Noteholders decide to accept Option 2. This repricing will be  disclosed  in the form of the new  Note to be  drafted  for  those electing Option 2.


VIII. Certain Accrued Compensation. At the Closing, Othon Mourkakos shall tender his resignation as Director of Biovest, and shall further tender his resignation as President/COO of the Biovest.

     At the  Closing,  Dr.  Kyriakides  shall  tender his  resignation  as Chief

Executive  Officer  and as Chairman of the Board of  Directors  of Biovest,  but

shall  retain  his  position  as a  member  and  Vice-Chairman  of the  Board of

Directors.

     At the Closing,  Dr. David DeFouw shall tender his  resignation as Director of Biovest.

     At the Closing,  Mr. Thomas  Belleau shall tender his  resignation as Chief

Financial Officer of Biovest.

Accrued executive  compensation  through June 30, 2003 for Mr. Mourkakos and Dr.

Kyriakides ($855,000 for each of them) shall be paid as follows:

B. A. By Convertible  Secured Promissory Note in the amount of $655,000 to each,

with a maturity  date of four (4) years  from the date of  Closing  and the

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same security and  conversion  terms as are contained in the Amended Notes being offered to the Convertible Noteholders; the remaining $200,000 due to each shall be paid in two equal  installments of $100,000,  the first  installment  paid at

Closing and the second installment paid 90 days from the date of Closing.


All outstanding Options to Mr. Mourkakos or Dr. Kyriakides shall be converted to

Warrants,  exercisable  six months  from  issuance  and with a  five-year  term;

One-half of the Warrants to each shall be priced at $0.25 per share; One-half of the Warrants to each shall be priced at $0.50 per share;


Biovest shall continue to maintain or pay the current level of Health  Insurance for both Mr.  Mourkakos and Dr.  Kyriakides  through and including  December 31,

2003;


Mr. Mourkakos and Dr. Kyriakides shall have a period of 45 days from the date of

Closing to submit  requests for  reimbursement  of all  ordinary  and  customary reimbursable expenses on appropriate Expense Reimbursement Vouchers, which shall be  reviewed  and paid in the  ordinary  course  in  accordance  with  Biovest's existing expense reimbursement procedures.


     Accrued  compensation due to Dr. David DeFouw shall be paid within 120 days of the date of Closing,  at the  discretion  of the Chief  Financial  Officer of

Biovest, in a single lump payment or in installments.


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     Severance in the amount of one month's salary shall be paid to Mr. Belleau,

and Biovest shall continue to provide health insurance  benefits for Mr. Belleau for a period of six months after the Closing.


     All options  previously  issued to Dr.  DeFouw  (375,000)  and Mr.  Belleau

(100,000) shall be cancelled at the time of Closing,  and Biovest shall issue to

Dr. DeFouw 375,000 Warrants with an exercise price of $0.50 per share, and shall issue to Mr. Belleau 100,000 Warrants with an exercise price of $0.50 per share,

all being exercisable beginning six months after the date of issuance and having a five year term.


David Moser,  Director of Legal Affairs of Biovest,  shall receive a performance bonus in the  amount of  $10,000.00,  payable  at  Closing,  and shall be issued

100,000 Options to purchase Biovest Common Stock priced at $0.50 per share.


Options  previously issued to Mr. Peter J. Pappas Sr. on or about March 6, 2003,

shall be priced as follows: 500,000 Options shall be priced at $.0.50 per share,

and 500,000 Options shall be priced at $0.25 per share.


VIII.  Accentia  represents that it is engaged in various aspects of developing,

commercializing  and  distributing   biopharmaceutical  products  and  that  its

subsidiaries,  both directly and through subcontractor and vendor relationships,

provide  an  array  of  product  development  and  commercialization   services,

including, but not limited to, sales, marketing, specialty pharmacy distribution support,  pharmaco-economic services,  regulatory services and other development and commercialization services. Biovest



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acknowledges   that  it  needs   and  would   benefit   from   these   types  of

commercialization  services  and would  desire to utilize  such  services to the extent such  services were  provided to it on terms no less  favorable  than the best that could be available in an arms length  transaction with unrelated third parties.



X. Escrow Agreement. Reference is made to the Escrow Agreement and the documents contemplated  thereby which are hereby incorporated by reference as if set forth in full herein.



The  undersigned  hereby agree to the modified  and  additional  terms set forth hereinabove on the date first set forth above.



Biovest International, Inc.                      Accentia, Inc.



By:                                              By:
   -------------------------------------            ----------------------------
    Dr. Christopher Kyriakides, Chairman            Dr. Frank O'Donnell, CEO


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